Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

ProCyte Corporation

as Seller

and

ICOS Corporation

as Purchaser

and

AMT Capital, Ltd., solely for the purpose of Section 3.5(b)

Dated as of October 22, 2004

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EXHIBITS

Exhibit A -	Bill of Sale
Exhibit B -	Listed Assets
Exhibit C -	Excluded Assets
Exhibit D -	Nonassignable Assets
Exhibit E -	List of Manufactures’ Warranties
Exhibit F -	List of Operating Systems and Software
Exhibit G -	List of Permits
Exhibit H -	Emerald Fixed Asset Register
Exhibit I -	Seller’s Lease
Exhibit J -	Diagram of the Shared Areas
Exhibit 5.2	Seller’s Items that May be Stored in Shared Area
Exhibit 6.2(f)	Form of Acknowledgement and Agreement

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THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 22nd day of October, 2004, by and among ProCyte Corporation, a Washington corporation (“Seller”), AMT Capital, Ltd., a Texas limited partnership (“AMT”), solely for the purpose of Section 3.5(b), and ICOS Corporation, a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller leases a portion of Building A, West Park, 8511 154th Avenue, Redmond, Washington  98052 (the “ProCyte Premises”) from Teachers Insurance & Annuity Association (“Teachers”) pursuant to the terms of the Lease dated as of October 1, 1993 (as amended, the “Seller’s Lease”).  On or about July 13, 2001, ProCyte and Emerald Pharmaceuticals, L.P. (“Emerald”) entered into a sublease (the “Sublease) of a portion of the ProCyte Premises (the “Premises”);

WHEREAS, on June 21, 2004, ProCyte provided Emerald with Notice to Cure Lease Defaults or Vacate Premises, and on June 25, 2004, Emerald vacated the Premises and did not cure the default under the Sublease.  As a result of such termination, Emerald legally remised, released, quitclaimed and surrendered to ProCyte, the Sublease and all of the estate and rights of Emerald in and to the Sublease and the Premises;

WHEREAS, on or about July 17, 2001, Emerald executed: (1) a promissory note (the “Note”) payable to the order of ProCyte; and (2) a security agreement (the “Security Agreement”) securing the Note in favor of ProCyte, granting ProCyte a first priority security interest in essentially all assets of Emerald.  Such collateral is described in that certain UCC financing statement filed with the Delaware Secretary of State on July 13, 2001 under Filing No. 10662614 (the “Collateral”), by which ProCyte perfected its security interest;

WHEREAS, on June 21, 2004, Seller sent notice to Emerald of default under the Note and Security Agreement as a result of its failure to pay amounts owing under the Note;

WHEREAS, on June 25, 2004, Seller sent a proposal to all parties required by applicable Law to effect the strict foreclosure of the Collateral free and clear of all liens and encumbrances in accordance with applicable law;

WHEREAS, on July 16, 2004, having received no objection to its proposal from a party entitled to object under applicable law, Seller strictly foreclosed its perfected security interest in the Collateral;

WHEREAS, pursuant to this Agreement Purchaser wishes to purchase and Seller wishes to sell certain designated assets of Seller.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1                                      Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Access Period” shall have the meaning ascribed to it in Section 5.2.

“Affiliate” of a specified Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning ascribed to it in the preamble hereto.

“Bill of Sale” shall mean the Bill of Sale in the form of Exhibit A.

“Business Day” means any day on which banks are not required or authorized to close in New York, New York.

“Closing” shall have the meaning ascribed to it in Section 2.4.

“Closing Date” shall have the meaning ascribed to it in Section 2.4.

“Collateral” shall have the meaning ascribed to it in the Recitals.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Control” (including the terms “controlled by” and “under common control with”) means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or as trustee or executor, by contract or credit arrangement or otherwise.

“Conveyed Assets” shall have the meaning ascribed to it in Section 2.1(a).

“Conveyed Permits” shall have the meaning ascribed to it in Section 3.4(c).

“Environmental Laws” means any Federal, state, or local U.S. Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, Permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health, safety or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Excluded Assets” shall have the meaning ascribed to it in Section 2.1(b).

“Governmental Entity” shall mean any Federal, state, or local U.S. government or any court, legislature, governmental agency or governmental commission or any judicial or regulatory authority of any government.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or wastes, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or subject to regulation as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Indemnified Party” shall have the meaning ascribed to it in Section 8.3(a).

“Indemnifying Party” shall have the meaning ascribed to it in Section 8.3(a).

“Law” shall mean any U.S. Federal, state, local or law, statute, code, ordinance, regulation, order, judgment, writ, injunction, decision, ruling or decree.

“Lien” shall mean any lien, security interest (whether perfected or not), pledge, mortgage, easement, right of way or hypothecation or any other similar encumbrance.

“Losses” shall have the meaning ascribed to it in Section 8.2(a).

“Permit” shall have the meaning ascribed to it in Section 3.4(c).

“Person” shall mean any individual, group, corporation, partnership, limited liability company, Governmental Entity or other organization or entity.

“Purchase Price” shall have the meaning ascribed to it in Section 2.3(a).

“Purchaser” shall have the meaning ascribed to it in the preamble hereto.

“Purchaser Indemnified Parties” shall have the meaning ascribed to it in Section 8.2(a).

“Purchaser’s Lease” shall mean a lease agreement with Teachers satisfactory to Purchaser, under which, among other things, (a) Purchaser would have a leasehold right respecting the Premises beginning the Closing Date, and (b) Purchaser would have no obligation to remove building fixtures or tenant improvements upon termination of such lease

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Materials into the environment.

“Seller” shall have the meaning ascribed to it in the preamble hereto.

“Seller Indemnified Parties” shall have the meaning ascribed to it in Section 8.2(b).

“Seller’s Lease” shall have the meaning ascribed to it in the Recitals.

“Shared Areas” shall have the meaning ascribed to it in Section 5.2.

“Survival Period” shall have the meaning ascribed to it in Section 8.1.

 “Third-Party Claim” shall have the meaning ascribed to it in Section 8.3(a).

“Transaction Taxes” shall mean any and all sales, use, transfer, documentary, filing, conveyance, recording, gross receipts, value added and similar taxes imposed by the United States, or any state, or local government or subdivision or agency thereof, any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not), and any transferee or secondary liability in respect of the foregoing (whether imposed by Law, contractual agreement or otherwise).

Section 1.2                                      Interpretation.  Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:  (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word “including” means “including without limitation.”

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1                                      Transfer of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s rights, title and interest in, to and under those certain rights and assets set forth below (collectively, the “Conveyed Assets”):

(a)                                  all tangible assets of Emerald which were subject to the security interest of Seller (which security interest was strictly foreclosed by Seller as of July 16, 2004) located on the Premises, including, but not limited to, the assets listed in Exhibit B hereto, and provided that the assets subject to the security interest constitute all of the tangible assets of Emerald located on the Premises; but excluding the assets listed in Exhibit C hereto (the “Excluded Assets”);

(b)                                 to the extent assignable by Seller, any manufacturer’s warranties with respect to the Conveyed Assets;

(c)                                  to the extent assignable by Seller, any operating systems or software for any equipment that is a Conveyed Asset;

(d)                                 all records and documents controlled by the Seller relating to the Conveyed Assets, including (i) operating manuals, equipment maintenance and repair logs, and documentation related to warranties, installation qualification, operational qualification, and performance qualification; (ii) license agreements for operating systems or software, and (iii) all Conveyed Permits, but excluding any records or documents relating solely to the business of Emerald, any confidential information of Seller, and records or documents related to metallic peptides or its production; and

(e)                                  to the extent known and assignable by Seller, all rights, claims and credits, including all guarantees, indemnities and similar rights, in favor of Seller or any of its Affiliates to the extent directly relating to any Conveyed Asset.

Section 2.2                                      Limited Assumption of Liabilities.  With the exception of those liabilities related to warranty and software agreements which Purchaser chooses to expressly assume pursuant to a separate written instrument, Purchaser does not assume any debts, liabilities, guarantees or obligations of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise.

Section 2.3                                      Purchase Price; Purchase Price Allocation.  (a)  In consideration for the sale of the Conveyed Assets, at the Closing, Purchaser shall pay to Seller $900,000 (the “Purchase Price”).  The Purchase Price shall be payable in cash by wire transfer of immediately available funds to an account designated by Seller to Purchaser in writing at least three (3) Business Days prior to Closing.

(b)                                 Within ninety (90) days following the Closing Date, Seller and Purchaser shall negotiate in good faith to agree on an allocation of the Purchase Price among the Conveyed Assets in accordance with applicable Laws.

Section 2.4                                      Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the Business Day following the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions which, by their nature, can only be satisfied at Closing which shall only be required to be satisfied at the Closing), at 10:00 a.m. (Seattle time), at the offices of Perkins

Coie LLP or at such other time and place as shall be mutually agreed upon by the parties.  The date on which the Closing under this Agreement occurs is referred to herein as the “Closing Date.”

Section 2.5                                      Nonassignable Assets.  Nothing in this Agreement, nor the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Conveyed Asset to Purchaser which by its terms or by Law is nonassignable without the consent of a third party or is cancelable by a third party in the event of an assignment or transfer (each a “Nonassignable Asset”), unless and until such consent shall have been obtained.  Exhibit D hereto contains a list of all such Nonassignable Assets.  To the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, such Nonassignable Asset shall be held, as of and from the Closing, by Seller for the benefit of Purchaser and all rights (to the extent such rights are Conveyed Assets) existing thereunder shall be for Purchaser’s account.  To the extent permitted by applicable Law and by the terms of the applicable Nonassignable Asset, Seller shall take or cause to be taken, at Purchaser’s expense, such actions as Purchaser may reasonably request which are required to be taken or appropriate in order to provide Purchaser with the benefits of the Nonassignable Asset.

Section 2.6                                      Risk of Loss.  Until the Closing, Seller shall bear the risk of any loss or damage to the Conveyed Assets from fire, casualty or any other occurrence or omission.  Following the Closing, Purchaser shall bear the risk of any loss or damage to the Conveyed Assets from fire, casualty or any other occurrence or omission.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 3.1                                      Organization.  Seller is a corporation duly organized and validly existing under the Laws of the State of Washington.  Seller has the requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

Section 3.2                                      Authority.  Seller has the requisite power and authority to execute and deliver this Agreement and the Bill of Sale, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Bill of Sale and the consummation by Seller of such transactions have been duly authorized by all requisite corporate action on the part of Seller and no other authorization of Seller or Seller’s shareholders is required to authorize the execution and delivery of this Agreement or the Bill of Sale or the consummation of the transactions contemplated hereby.  This Agreement has been validly executed and delivered by Seller and constitutes, and the Bill of Sale that is to be executed and delivered by Seller will constitute when executed and delivered by Seller, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 3.3                                      No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Bill of Sale will not, and the performance by Seller  of its obligations under this Agreement will not, (i) conflict with or violate any provision of Seller’s constituent documents including, without limitation, articles of incorporation or bylaws, or (ii) conflict with or violate any Law applicable to Seller or by which any of the Conveyed Assets is bound, or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, modification, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any Conveyed Asset.

(b)                                 The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any third party or any Governmental Entity.

Section 3.4                                      Various Lists and Documents.

(a)                                  Exhibit E hereto sets forth a list of all manufactures’ warranties known by Seller to cover the Conveyed Assets.

(b)                                 Exhibit F hereto sets forth a list of primary operating systems and software contained in the Conveyed Assets.

(c)                                  Exhibit G hereto sets forth a list of all authorizations, licenses, permits, certificates, approvals, consents, confirmations, orders, waivers and clearances of Governmental Entities (each, a “Permit”) known to Seller to relate to the Conveyed Assets and/or the Premises (the “Conveyed Permits”).  Seller shall reasonably cooperate with Purchaser to determine if each of the Conveyed Permits may be assigned, conveyed and transferred to Purchaser without consent or authorization from any third party or Governmental Entity.

(d)                                 Attached hereto as Exhibit H is a copy of a fixed asset register of Emerald as of the date indicated thereon.

(e)                                  Attached hereto as Exhibit I is a true and correct copy of the Seller’s Lease and there are no other written agreements between Seller and Teachers with respect to the Premises.

Section 3.5                                      Title to Assets.

(a)  As a result of Seller’s strict foreclosure of its security interest in the Collateral in accordance with applicable law on July 16, 2004, Seller has, and at the Closing Seller will deliver to Purchaser, good and valid title to all of the Conveyed Assets free and clear of all Liens, claims, and interests of any type.  There exists no dispute or disagreement between Seller and Emerald or any other person or entity, nor does Seller know of any basis for the same, with respect to such strict foreclosure or the Conveyed Assets.

(b)                                 AMT hereby expressly acknowledges and confirms that at no time since July 16, 2004, has it had any Lien or other right, title or interest in or to any of the Conveyed Assets.

(c)                                  Except for the Excluded Assets, the Conveyed Assets constitute all of the tangible assets of Emerald now located on the Premises.

Section 3.6                                      Environmental Matters.

(a)                                  The Premises have been controlled by Seller only after June 25, 2004 and, during the period from July 13, 2001 to June 25, 2004, the Premises were under the exclusive control of Emerald.

(b)                                 Seller, to the extent related to the Premises, has obtained those Permits required by Environmental Law and necessary for the operation of the Conveyed Assets, and Seller is in compliance with such Permits and other requirements of applicable Environmental Laws;

(c)                                  Seller, to the extent related to the Premises, has not received any written notice from any Governmental Entity or any other Person alleging a violation of, or liability under, any Environmental Laws related to any matter which has not been fully resolved;

(d)                                 During the period that the Premises were controlled by Seller, there has been no Release of any Hazardous Materials at, on or under the Premises, and the Premises do not contain any underground storage tanks or surface impoundments containing any Hazardous Materials; and

(e)                                  To the best of Seller’s knowledge, there are not other Releases or violations of Environmental Law that have occurred or exist on or with respect to the Premises.

Section 3.7                                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.8                                      No Other Representation or Warranty.  Purchaser has done its own due diligence with respect to the Conveyed Assets and the Premises.  Purchaser understands that, except as expressly set forth in this Article III, the Conveyed Assets are transferred by Seller to Purchaser “AS IS” “WHERE IS” without representation or warranty of any kind, express or implied, including, but not limited to merchantability or fitness for a particular use.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1                                      Organization.  Purchaser is a corporation duly organized and validly existing under the Laws of the State of Delaware.  Purchaser has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

Section 4.2                                      Authority.  Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Purchaser of such transactions have been duly authorized by all requisite corporate action on the part of Purchaser and no other authorization of Purchaser or its shareholders is required to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 4.3                                      No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of its obligations under this Agreement will not, (i) conflict with or violate any provision of the Purchaser’s articles of incorporation or bylaws, (ii)  conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or (iii)  require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, modification, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any contract to which Purchaser is a party or any property or asset of Purchaser, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults, rights, Liens or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Purchaser.

(b)                                 The execution and delivery of this Agreement does not, and the performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except where failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance or consummation of this Agreement by Purchaser.

Section 4.4                                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE V

COVENANTS

Section 5.1                                      Access to Information; Confidentiality; Cooperation.  After the date hereof and prior to the Closing, Seller shall permit Purchaser and its Subsidiaries and their authorized representatives to have reasonable access during normal business hours, upon reasonable prior notice to Seller, to the Conveyed Assets and the Premises and Seller shall furnish promptly to Purchaser such information in Seller’s possession concerning the Conveyed Assets as Purchaser may reasonably request (including, without limitation, any fixed asset ledger of Emerald which is in Seller’s possession; provided, however, that any such access shall be conducted in such a manner as not to unreasonably interfere with the operation of Seller’s business.

Section 5.2                                      Shared Areas.  Seller and Purchaser each require access to the negative 20 degree freezer located on the first floor to the Premises (the “Freezer”) and the room/physical areas diagramed on Exhibit J hereto (the “Physical Areas” and together with the Freezer, the “Shared Areas).  Purchaser shall make the Freezer available to Seller on a non-exclusive basis and at no expense to Seller (that is, rent-free and with no charges for utilities or other services) for the period from the Closing Date until January 31, 2005.  Purchaser shall make the Physical Areas available to Seller on a non-exclusive basis and at no expense to Seller (that is, rent-free and with no charges for utilities or other services) for the period from the Closing Date until the (i) date upon which Seller is a no longer a tenant of any portion of Building A, West Park, 8511 154th Avenue, N.E., Redmond, WA 98052 or (ii) June 30, 2007, whichever occurs first.  The Shared Areas may be used by Seller during the respective time periods described in this Section 5.2 solely for the storage and operation of Seller’s computer and telecommunications equipment and other items described on Exhibit 5.2 and the warehousing of Seller’s products and raw materials and only in ways that are consistent with Seller’s past use of the Shared Areas.  Purchaser shall only have access to the Shared Areas during the Access Period on an as-needed basis and subject to Purchaser’s normal security requirements; provided, however, Purchaser shall have unlimited access to the Ante-Room diagramed on Exhibit J during the Access Period.  Purchaser shall have no liability to Seller for any damage to Seller’s property within the Shared Areas or use of the Shared Areas except for damage caused by conduct of Purchaser that constitutes gross negligence or willful misconduct.  Seller shall deliver to purchaser a certificate of insurance indicating that Seller’s use of the Shared Areas remains subject to coverage throughout the duration of the Access Period and, if requested in writing by Purchaser, naming Purchaser as an intended beneficiary of such policy solely with respect to loss events occurring as a result of or relating to Seller’s access to or use of the Shared Areas.  Seller shall be responsible for any damage to the Premises that may be caused by Seller’s representatives or their invitees or any of its property within the Shared Areas.

Section 5.3                                      Removal of Excluded Assets and Repair of Premises.  Prior to the Closing Date, Seller shall remove, or shall work with Teachers and Purchaser and other relevant third parties to arrange at Seller’s expense, on or before September 30, 2004, for removal of, all of the Excluded Assets from the Premises.  Further, Seller shall work with Purchaser to restore the portion of the Premises affected by such removal to a mutually acceptable condition.

Section 5.4                                      Fixture and Tenant Improvements.  Except as otherwise provided herein, Seller shall not remove any Conveyed Assets, fixtures or tenant improvements from the Premises prior to Closing.

Section 5.5                                      Environmental.

(a)                                  Prior to the Closing Date, Seller shall at its cost (i) remove all Hazardous Materials from the Premises, such removal to be performed in compliance with all applicable laws and regulations, and (ii) provide Purchaser with copies of all environmental site assessments, Permits and reports of any accident, spill or other Release  related to the Premises within the Seller’s possession or control.

(b)                                 Prior to the Closing Date, Purchaser may hire David Waddell (who works for King County) to certify as to the removal of all Hazardous Materials by Envirotech to Mr. Waddell’s satisfaction (based on a post removal inspection).

(c)                                  Purchaser may conduct an environmental inspection of the Premises and review all of Seller records relating to such matters, including Hazardous Materials, Permits and operations regulated or subject to liability under Environmental Laws.

Section 5.6                                      Manufacturers’ Warranties.  To the extent transferable by Seller, Seller shall reasonably cooperate with Purchaser to ensure that any manufacturers’ warranties with respect to the Conveyed Assets are transferred to Purchaser.

Section 5.7                                      Software Licenses.  To the extent transferable by Seller, Seller shall reasonably cooperate with Purchaser to ensure that any operating systems or other software on computers or other Conveyed Assets are transferred to Purchaser.

Section 5.8                                      Further Assurances.  From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement.

Section 5.9                                      Tax Matters.  (a)  Purchaser and Seller shall share equally any Transaction Taxes imposed in connection with the transfer of the Conveyed Assets.

(b)                                 Seller and Purchaser recognize that Washington State sales taxes are normally due on sales of tangible personal property, but that exemptions from such taxes on the sale of Conveyed Assets may be available, depending on the nature and use of the Conveyed Assets and the use of the Premises.  Seller and Purchaser shall endeavor in good faith to qualify for any such available exemption.

Section 5.10                                Publicity.  Except as otherwise required by applicable Law or applicable stock exchange requirements, prior to the Closing, neither Purchaser nor Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior approval of the other party, which approval shall not be unreasonably withheld or delayed; provided, that each of Seller and Purchaser may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures, press releases or public statements approved by the other party pursuant to this Section 5.6 and which do not reveal non-public information about the other party.

Section 5.11                                Certain Provisions Relating to the Transfer.  Except in respect of Nonassignable Assets (which are the subject of Section 2.5 hereof), in the event that record or beneficial ownership or possession of any Conveyed Asset has not been transferred to Purchaser on the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, shall reasonably cooperate with each other and Seller shall use its reasonable best efforts to transfer, or cause to be transferred to Purchaser, such Conveyed Asset; and pending such transfer to Purchaser, Seller shall hold such Conveyed Asset and, provide to Purchaser all of the benefits and liabilities associated with the ownership and operation of such Conveyed Asset and, accordingly, Seller shall cause such Conveyed Asset to be operated or retained as may reasonably be instructed by Purchaser, all at Purchaser’s expense (except for any costs and expenses that are indemnifiable Losses of Purchaser Indemnified Parties under Section 8.2).

Section 5.12                                Insurance.  In the event that prior to the Closing Date any Conveyed Asset suffers any damage, destruction or other loss as a result of a casualty event,

Seller shall, after the Closing Date, (i) promptly pay to Purchaser all insurance proceeds received by Seller with respect to such damage, destruction or other loss, less any proceeds applied to the physical restoration of such asset, and (ii) assign to Purchaser all rights of Seller against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss; provided, however, that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of Seller in respect thereof; provided, further, that Seller shall not be required to pay any insurance proceeds under any insurance policy which constitutes “self-insurance” or which is subject to a retroactive premium increase.

ARTICLE VI

CONDITIONS

Section 6.1                                      Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser and Seller (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions (provided, however, that a party’s obligations hereunder shall not serve as a condition precedent to their obligation to effect such transactions):

(a)                                  There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity, which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement;

(b)                                 execution of the Purchaser’s Lease; and

(c)                                  termination of the Seller’s leasehold interest in the Premises.

Section 6.2                                      Conditions to Obligations of Purchaser.  The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Purchaser:

(a)                                  The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b)                                 Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Seller under this Agreement at or prior to the Closing including, without limitation, the Hazardous Material removal and inspection contemplated by Section 5.5 of this Agreement;

(c)                                  Seller shall have complied in all material respects with its obligations regarding removal of the Excluded Assets (except as described in Section 5.2) and repair of the Premises as described in Section 5.3;

(d)                                 Seller’s satisfaction of the environmental requirements described herein, including the removal requirements, and Purchaser’s reasonable satisfaction with the environmental certification provided by Mr. Waddell;

(e)                                  Seller shall have delivered or caused to be delivered to Purchaser the Bill of Sale; and

(f)                                    Purchaser shall have received the Acknowledgement and Agreement, substantially in the form attached hereto as Exhibit 6.2(f), executed on behalf of Emerald.

Section 6.3                                      Conditions to Obligations of Seller.  The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

(a)                                  The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date;

(b)                                 Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing; and

(c)                                  Purchaser shall have paid to Seller the Purchase Price in immediately available funds.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1                                      Termination.  This Agreement may be terminated at any time prior to the Closing by:

(a)                                  mutual written consent of Seller and Purchaser; or

(b)                                 Purchaser, by written notice to Seller, if the Closing shall not have occurred on or before October 12, 2004; or

(c)                                  either Seller or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein), by written notice to the other party, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party which has rendered the satisfaction of any conditions contained in Article VI hereof impossible, such violation or breach has not been waived by the terminating party, and the breach has not been cured within ten (10) days following the terminating party’s written notice of such breach; provided, however, that if such breach cannot reasonably be cured within ten (10) days and the breaching party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(c).

Section 7.2                                      Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Article IX and Sections 3.7, 4.4, and 7.2 hereof; provided, however, that nothing contained in this Section 7.2 shall relieve either party to this Agreement from liability to the other party for any willful and material breach of this Agreement.

Section 7.3                                      Amendment.  This Agreement may be amended or modified at any time by Seller and Purchaser, but only by an instrument in writing signed by or on behalf of each of Seller and Purchaser.

Section 7.4                                      Extension; Waiver.  At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1                                      Survival Period.  The representations and warranties of the parties contained in Articles III and IV hereof shall survive the Closing until the second anniversary of the Closing Date; provided, however, that the representations and warranties of Seller in Sections 3.2, 3.5 and 3.7 hereof and Purchaser in Sections 4.2 and 4.4 hereof shall survive the Closing indefinitely.  The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty.  The parties intend for the preceding two sentences to shorten the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 8.1, no claims (other than claims of, or causes of action arising from, fraud) may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation and warranty.  The covenants and agreements of the parties hereto contained herein shall survive in accordance with their respective terms.  In the event notice of any claim for indemnification under Section 8.2(a)(i) or 8.2(b)(i) hereof shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations and warranties that are the subject of such claim shall survive the end of the Survival Period of such representations or warranties until such claim is finally resolved, but such representations and warranties shall only survive with respect to such asserted claim.

Section 8.2                                      Indemnification.  Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing:

(a)                                  Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates and each of their respective directors, officers, equity holders, partners, employees, agents and representatives and their respective heirs, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of, in connection with, or otherwise with respect to: (i) any breach of, or inaccuracy in, any representation or warranty of Seller set forth in Article III hereof, (ii) the failure to perform any covenant or agreement of Seller set forth in this Agreement, (iii) Hazardous Materials that were Released during the term of Seller’s Lease up to the Closing Date, (iv) Seller’s actions pursuant to Section 5.2, including resulting from the presence of Seller’s property within the Shared Areas and Seller’s use of the Shared Areas, (v) Seller’s breaches of, or defaults under, the Seller’s Lease, up to the Closing Date, (vi) any actual or threatened claim, whether or not merited, that Purchaser did not receive from Seller good and valid title to all of the Conveyed Assets free and clear of all Liens, claims, and interests of any type and (vii) the Excluded Assets.

(b)                                 Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and each of their respective directors, officers, equity holders, partners, employees, agents and representatives and their respective heirs, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses arising out of, in connection with or otherwise with respect to:  (i) any breach of, or inaccuracy in, any representation or warranty of Purchaser set forth in Article IV hereof, and (ii) the failure to perform any covenant or agreement of Purchaser set forth in this Agreement.

Section 8.3                                      Indemnification Procedures.  (a)  In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article VIII in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of actual notice of the Third-Party

Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim other than those notices and documents separately addressed to the Indemnifying Party.

(b)                                 If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party.  Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.

If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, that releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnified Party in any material respect.

Notwithstanding the two foregoing paragraphs, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(c)                                  In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 8.2(a) or 8.2(b) that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 8.2(a) or 8.2(b), except to the extent that the Indemnifying Party has been actually prejudiced by such failure.

Section 8.4                                      Limitation of Liability.  (a)  Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnifying Party to indemnify any Indemnified Party against any Losses pursuant to Sections 8.2(a)(i) or 8.2(b)(i) shall be limited to claims for indemnification with respect to which an Indemnified Party has given to the Indemnifying Party notice of such claim within the Survival Period specified in Section 8.1.

(b)                                 Except for indemnification claims related to Section 3.5, in no event shall Seller be liable for indemnification pursuant to Section 8.2(a)(i) unless and until the aggregate of all Losses which are incurred or suffered by the Purchaser Indemnified Parties exceeds $25,000, in which case the Purchaser Indemnified Parties shall be entitled to indemnification for all such Losses in excess of $25,000; provided, however, that Seller shall not be required to make payments for indemnification pursuant to Section 8.2(a)(i) in an aggregate amount in excess of the Purchase Price.

(c)                                  In no event shall Purchaser be liable for indemnification pursuant to Section 8.2(b)(i) unless and until the aggregate of all Losses which are incurred or suffered by the Seller Indemnified Parties exceeds $25,000, in which case the Seller Indemnified Parties shall be entitled to indemnification for all such Losses in excess of $25,000; provided, however, that Purchaser shall not be required to make payments for indemnification pursuant to Section 8.2(a)(i) in an aggregate amount in excess of the Purchase Price.

Section 8.5                                      Other Matters.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, there shall be no indemnification pursuant to this Agreement by Seller or Purchaser for any special, incidental, punitive, consequential or similar damages (including damages for lost profits).

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      Notices.  Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement or the Related Instruments shall be given in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by internationally recognized overnight courier (providing proof of delivery) or hand, (iii) on receipt after being sent, postage prepaid, by registered or certified mail, or (iv) when delivered if transmitted by internationally recognized overnight courier (providing proof of delivery), in each case as follows (or to such other address which has been delivered in accordance with this Section 9.1):

(a)                                  if to Seller, to:

ProCyte Corporation

8511 154th Avenue NE, Building A

Redmond, WA 98052

Facsimile: (425) 869-1229

Attention: Mr. John F. Clifford

(b)                                 if to Purchaser, to:

ICOS Corporation

22021 20th Avenue SE

Bothell, WA 98021

Facsimile:  (425) 398-8950

Attention: General Counsel

Section 9.2                                      Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.3                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

Section 9.4                                      Entire Agreement.  This Agreement, the Exhibits hereto, the Bill of Sale and the Confidentiality Agreement constitute the entire agreement of the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 9.5                                      Fees and Expenses.  Except as set forth in this Agreement or in any Related Instrument, regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with this Agreement and the Related Instruments and the transactions contemplated hereby and thereby.

Section 9.6                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Washington, without regard to any applicable principles of conflicts of law.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of Washington and of the United States of America located in Seattle, and any appellate court from any such court, for any litigation arising out of or relating to this Agreement or any Related Instrument and the transactions contemplated hereby or thereby (and agrees not to commence any litigation relating thereto except in such courts).  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of or relating to this Agreement or the transactions contemplated hereby or thereby in the courts of the State of Washington or of the United States of America located in Seattle and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.  The parties agree that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by Law.

Section 9.7                                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATED INSTRUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.8                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by either of the parties hereto, in whole or in part, without the prior written consent of the other party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.

Section 9.9                                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.10                                Interpretation.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.11                                Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

Section 9.12                                Payments.  Unless otherwise provided herein, all payments required to be made pursuant to this Agreement shall be made in U.S. dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

PROCYTE CORPORATION

By:	/s/ Robert W. Benson
	Name:	Robert W. Benson
	Title:	Chief Financial Officer

ICOS CORPORATION

By:	/s/ Paul Clark
	Name:	Paul N. Clark
	Title:	Chairman and Chief Executive Officer

Solely for the Purpose of Section 3.5(b)

AMT Capital, LTD

By:  AMT Capital G.P., Inc., as General Partner

By:	/s/ Tom Delimitros
	Name:	Tom Delimitros
	Title:	President